Exhibit 8.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095

Telephone: 713 651 5151 • Facsimile: 713 651 5246

February 26, 2013

Enbridge Energy Management, L.L.C.

Enbridge Energy Partners, L.P.

Enbridge Inc.

1100 Louisiana, Suite 3300

Houston, Texas 77002

Re:	Offering of Listed Shares by Enbridge Energy Management, L.L.C.

Ladies and Gentlemen:

We have acted as counsel to (1) Enbridge Energy Management, L.L.C., a Delaware limited liability company (the “Company”), in connection with the proposed offering by the Company of up to 10,350,000 shares representing limited liability company interests with limited voting rights (“Listed Shares”) (including an over-allotment option to purchase up to 1,350,000 Listed Shares), (2) Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the sale by the Partnership of an approximately equal number of limited partnership interests denominated as i-units (the “i-units”) to the Company for a portion of the net proceeds of the offer and sale by the Company of the Listed Shares, and (3) Enbridge Inc., a Canadian corporation (“Enbridge”), in connection with the obligation of Enbridge to purchase Listed Shares in certain circumstances as specified in the purchase provisions (the “Purchase Provisions”) attached as Annex A to the Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “Amended and Restated LLC Agreement”). The Listed Shares and the i-units are to be issued pursuant to the registration statement on Form S-3, as amended (Registration Nos. 333-184298 and 333-184298-01, respectively) (the “Registration Statement”), and the Purchase Provisions pursuant to the registration statement on Form F-3, as amended (Registration No. 333-185591) (the “Form F-3 Registration Statement”, and, together with the Registration Statement, the “Registration Statements”), including the base prospectus contained in the Registration Statements and the prospectus supplement (the “Prospectus Supplement”) dated February 25, 2013 relating to the offering of the Listed Shares. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Fulbright & Jaworski L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statements, (ii) the Prospectus Supplement, (iii) certain other filings made by the Company and the Partnership with the Securities and Exchange Commission (the “SEC”), and (iv) other information provided to us by the Company, the Partnership, Enbridge and Enbridge Energy Company, Inc., a Delaware corporation and the general partner of the Partnership.

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS

MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

February 26, 2013

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statements and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are (i) experts within the meaning of Section 11 of the Act or (ii) within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.